Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k), as promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13D (including amendments thereto) with regard to the common stock of Lument Finance Trust, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of February 25, 2022.

Dated: February 25, 2022

OREC Investment Holdings, LLC

By:	/s/ James Henson

	Name:	James Henson
	Title:	Secretary

ORIX Corporation

By:	/s/ Yoshiteru Suzuki
	Name:	Yoshiteru Suzuki
	Title:	Senior Managing Executive Officer